Exhibit 26(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 11 to Registration Statement No. 333-89875 of the portfolios of Titanium Universal Life Variable Account on Form N-6 of our report dated April 28, 2006, relating to the financial statements of United Investors Life Insurance Company, and our report dated April 28, 2006, relating to the financial statements of Titanium Universal Life Variable Account, both contained in the Statement of Additional Information to Part B of Post-Effective Amendment No. 11, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Dallas, Texas

April 28, 2006